    As filed with the Securities and Exchange Commission on October 11, 2001
                                                  Registration No. 333-57972



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------


                               Amendment No. 3 to
                         Form S-3 Registration Statement
                        Under the Securities Act of 1933


                                   ----------

                                    CRAY INC.
             (Exact name of registrant as specified in its charter)

                                   ----------

              WASHINGTON                                   93-0962605
        (State or other jurisdiction                      (IRS Employer
      of incorporation or organization)                 Identification No.)

                             411 First Avenue South
                                    Suite 600
                                Seattle, WA 98104
                           (206) 701-2000 (telephone)
                           (206) 701-2500 (facsimile)
       (Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)

                                   ----------

                   Kenneth W. Johnson, Chief Financial Officer
                                    Cray Inc.
                             411 First Avenue South
                                    Suite 600
                                Seattle, WA 98104
                           (206) 701-2000 (telephone)
                           (206) 701-2500 (facsimile)
              (Name, address, including zip code, and telephone and
          facsimile numbers, including area code, of agent for service)

                                    Copy to:
                               Christopher J. Voss
                                 Stoel Rives LLP
                          One Union Square, 36th Floor
                             Seattle, WA 98101-3197
                           (206) 624-0900 (telephone)
                           (206) 386-7500 (facsimile)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS, Subject to Completion, dated October 11, 2001


                                    CRAY INC.
                        5,139,408 shares of common stock

        These shares of common stock are issuable upon exercise of common stock purchase warrants owned by the selling shareholder listed on page 3 and are being offered and sold from time to time by him.

        The selling securityholder may sell the shares at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares. Cray has also filed a registration statement on Form S-3, registration no. 333-57954, for the resale of 140,000 shares of common stock held by another shareholder, and the resale of these 140,000 shares of common stock may take place concurrently with the shares offered for resale in this prospectus.


        Our common stock is traded on the Nasdaq National Market under the symbol CRAY. On October 4, 2001, the closing price for our common stock was $2.00 per share.


                         -------------------------------

        THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "FACTORS THAT COULD AFFECT FUTURE RESULTS" CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K/A FOR THE YEAR ENDING DECEMBER 31, 2000 AND IN OUR FUTURE FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

                         -------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

             The date of this prospectus is ____________ ___, 2001.

                                TABLE OF CONTENTS

Section                                                               Page
-------                                                               ----

Our Business ....................................................       3
Selling Shareholder .............................................       3
Plan of Distribution ............................................       4
Legal Matters ...................................................       5
Experts .........................................................       5
Limitation of Liability and Indemnification .....................       5
Information Incorporated by Reference ...........................       6
Available Information ...........................................       7


        You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 6. Neither Cray nor the selling shareholder has authorized any other person to provide you with information different from that contained in this prospectus.

        The shares of common stock are not being offered in any jurisdiction where the offering is not permitted.

                                  OUR BUSINESS
        Cray Inc. designs, builds, sells and services high-performance computer systems, sometimes referred to as supercomputers. Our executive offices are located at Merrill Place, Suite 600, 411 First Avenue South, Seattle, WA 98104-2860, and our telephone number is (206) 701-2000.

                               SELLING SHAREHOLDER
        On June 21, 1999, we issued a warrant to Terren S. Peizer in exchange for $200,000. The warrant, which fully vested on June 21, 2001, is exercisable for 5,139,408 shares of our common stock at an exercise price of $2.53 per share and expires on June 21, 2009. The exercise price will be proportionately adjusted for any split in the outstanding shares of our common stock or a dividend on our common stock which is paid in common stock.

        The issuance of the warrant to Mr. Peizer is described more fully in our current report on Form 8-K for the event of June 21, 1999, as filed with the Securities and Exchange Commission on June 30, 1999.


        As of October 4, 2001, Mr. Peizer held no shares of our common stock. The shares covered by this prospectus include only the shares of common stock issuable to Mr. Peizer upon the exercise of the warrant described above. All of the shares covered by this prospectus are being sold for the account of Mr. Peizer. As of October 5, 2001, we had 42,103,680 shares outstanding.



                                                            Ownership After Offering
                                                             if All Shares Offered
                           Shares                             in Offering Are Sold
                         Owned Before      Shares Being    --------------------------
Selling Shareholder     Offering(1)(2)        Offered         Shares        Percent
-------------------   ----------------     ------------    ----------     -----------
Terren S. Peizer            - 0 -           5,139,408        - 0 -            n/a


(1) Does not include 5,139,408 shares issuable upon exercise of a warrant exercisable within 60 days of October 5, 2001.

(2) Does not include 12,000 shares issuable upon exercise of options exercisable within 60 days of October 5, 2001.


        Mr. Peizer served as the chairman of our board of directors from June 25, 1999 to December 21, 2000. Mr. Peizer continues to serve as a director of Cray.

        Because Mr. Peizer may wish to be legally permitted to sell his shares at any time he considers appropriate, we have agreed with Mr. Peizer to file with the Securities and Exchange Commission, under the Securities Act of 1933, a registration statement on Form S-3, of which this prospectus forms a part, for the resale of the shares issuable upon exercise of the warrant, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares issuable upon exercise of the warrant are no longer required to be registered for sale by Mr. Peizer.

                              PLAN OF DISTRIBUTION

        Cray is registering the shares covered by this prospectus for Mr. Peizer. Mr. Peizer or his pledgees, donees, transferees or other successors in interest may sell the shares in the over-the-counter market or in other transactions, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may also be sold by one or more of the following methods:

        o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;
        o purchases by a broker or dealer, as principal, in a market maker capacity or by other means and resale by the broker or dealer for its account under the terms of the prospectus; or

        o ordinary brokerage transactions and transactions in which a broker solicits purchases.
        Cray will pay the costs and fees of registering the shares, but Mr. Peizer will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. Cray and Mr. Peizer each have agreed to indemnify the other against specified liabilities, including liabilities arising under the Securities Act of 1933, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

        Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our common stock, the person engaged in the distribution generally may not purchase shares of our common stock. Mr. Peizer is subject to applicable rules, regulations and provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, Regulation M, which may limit the timing of purchases and sales of shares of our common stock by Mr. Peizer and may affect the marketability of our common stock.

        Mr. Peizer may negotiate and pay brokers or dealers commissions, discounts or concessions for their services. In making sales, brokers or dealers engaged by Mr. Peizer may allow other broker or dealers to participate. However, Mr. Peizer and any brokers or dealers involved in the sale or resale of the shares may qualify as underwriters within the meaning of the section 2(a)(11) of the Securities Act of 1933. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act of 1933. If Mr. Peizer qualifies as an underwriter, he will be subject to the prospectus delivery requirements of section 5(b)(2) of the Securities Act of 1933.

        Mr. Peizer may also:

        o agree to indemnify any broker or dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933;

        o transfer his shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

        o sell his shares under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.

        Upon notification by Mr. Peizer that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, by Rule 424(b) under the Securities Act of 1933, disclosing the material terms of the transaction.

                                  LEGAL MATTERS

        For purposes of this offering, Kenneth W. Johnson, Cray's general counsel, is giving an opinion on the validity of the common shares. As of the date of this prospectus, Mr. Johnson held 40,914 shares of Cray's common stock and options exercisable for 270,000 shares of Cray's common stock.

                                     EXPERTS


        The financial statements incorporated in this prospectus by reference from the Company's annual report on Form 10-K/A for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference . The statements of assets acquired and liabilities assumed of the Cray Research business unit of Silicon Graphics, Inc. as of March 31, 2000, and the related statements of revenue and direct operating expenses for the years ended June 30, 1998 and 1999 and the nine month period ended March 31, 2000, included in the Form 8-K/A of Cray Inc., filed on June 16, 2000 and incorporated into this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to note 1 which describes the expense allocations by Silicon Graphics, Inc). These financial statements have been so incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                   LIMITATION OF LIABILITY AND INDEMNIFICATION

        Our restated articles of incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to Cray or its shareholders, excluding liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our restated bylaws provide that Cray will indemnify its directors and, by action of the board of directors, may indemnify its officers, employees and other agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by our directors, officers, employees or agents without authorization of the board of directors.

         We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 for directors, officers and controlling persons is against public policy as expressed in the Securities Act of 1933 and is not enforceable.

                      INFORMATION INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows us to incorporate by reference our publicly-filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents filed with the Securities and Exchange Commission and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


        1. Our annual report on Form 10-K for the year ended December 31, 2000 and amended on September 17, 2001;

        2. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;


        3. Our definitive proxy statement, as filed with the Securities and Exchange Commission on April 9, 2001;

        4. Our current report on Form 8-K for the event of October 1, 2001, as filed on October 10, 2001.

        5. Our current report on Form 8-K for the event of May 10, 2001, as filed on May 14, 2001;

        6. Our current report on Form 8-K for the event of April 3, 2001, as filed on April 13, 2001;

        7. Our current report on Form 8-K for the event of February 7, 2001, as filed on February 15, 2001;

        8. Our current report on Form 8-K for the event of December 15, 2000, as filed on January 4, 2001 and amended on July 27, 2001;

        9. Our current report on Form 8-K for the event of April 3, 2000, as filed on April 5, 2000 and amended on June 16, 2000; and

       10. The description of our common stock as described in our registration statement on Form SB-2, registration no. 33-95460-LA, including any amendment or report filed for the purpose of updating the description, as incorporated by reference in our registration statement on Form 8-A, registration no. 0-26820, including the amendment on Form 8-A/A.

        We will furnish without charge to you, on written or oral request, a copy, excluding exhibits, of any or all of the documents incorporated by reference. You should direct any requests for documents to Investor Relations, Cray Inc., 411 First Avenue South, Suite 600, Seattle, Washington 98104, telephone (206) 701-2000.

        The information relating to Cray contained in this prospectus is not comprehensive and should be read with the information contained in the incorporated documents.

                              AVAILABLE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Information in the registration statement has been omitted from this prospectus as permitted by the Securities and Exchange Commission's rules.


        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other document that we file at the Securities and Exchange Commission's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 233 Broadway, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Securities and Exchange Commission are also available to you free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov.


        Statements contained in this prospectus about the contents of any contract or other document referred to describe only those portions of the contract or document which are material. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The Company will pay all expenses in connection with the issuance and distribution of the securities being registered. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC fees):

        SEC Registration fee.............................     $3,251

        Legal fees.......................................     $5,000

        Accountant's Fees................................     $2,500

        Miscellaneous....................................     $2,249

        Total............................................     $13,000
                                                              =======


Item 15.    Indemnification of Officers and Directors.

        Article XII of the Company's Restated Articles of Incorporation and
Section 11 of the Company's Restated Bylaws require indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). Sections 23B.08.500 through 23B.08.600 of the Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

        Section 23B.08.320 of the Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XI of the Company's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders.

Item 16        Exhibits.

        4.1    Form of Warrant issued to Terren S. Peizer(1)


        5      Opinion on Legality(2)


        23     Consent of Deloitte & Touche LLP

        24     Power of Attorney(1)

------------
(1) Incorporated by reference to the Company's Registration Statement on Form S-3 Registration No. 333-57972, filed with the Commission on March 30, 2001.


(2) Incorporated by reference to the Company's Registration Statement on Form S-3/A Registration No. 333-57972, as amended and filed with the Commission on July 27, 2001.


Item 17.    Undertakings.


        (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                        provided, however, that paragraphs (a)(1)(i) and
                        (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

                (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
                Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                     II-2E>

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 3 to registration statement no. 333-57972 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on October 11, 2001.


                                            CRAY INC.


                                            By: /s/ JAMES E. ROTTSOLK
                                                --------------------------------
                                                   James E. Rottsolk
                                                   Chairman of the
                                                   Board of Directors

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 3 to registration statement no. 333-57972 has been signed by the following persons in the capacities indicated below on the 11th day of October, 2001:


Signature and Title


/s/  JAMES E. ROTTSOLK                                    *
--------------------------------------   ---------------------------------------
James E. Rottsolk, Chairman of the          Daniel J. Evans, Director
Board of Directors


                 *                                        *
--------------------------------------   ---------------------------------------
Burton J. Smith, Director                   Stephen C. Kiely, Director


                 *                                        *
--------------------------------------   ---------------------------------------
Terren S. Peizer, Director                  Kenneth W. Kennedy, Director



                 *                                        *
--------------------------------------   ---------------------------------------
David N. Cutler, Director                   William A. Owens, Director


                 *                       /s/ KENNETH W. JOHNSON
--------------------------------------   ---------------------------------------
Dean D. Thornton, Director                  Kenneth W. Johnson, Chief Financial
                                             Officer


/s/ DOUGLAS C. RALPHS                    /s/ MICHAEL P. HAYDOCK
--------------------------------------   ---------------------------------------
Douglas C. Ralphs, Chief Accounting         Michael P. Haydock, President, Chief
Officer                                      Executive Officer and Director



/s/ JAMES E. ROTTSOLK
---------------------
*James E. Rottsolk
Attorney-in-Fact